EXHIBIT 3.49
State of Delaware
Office of Secretary of State
     I, MICHAEL HARKINS, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF NATIONAL HEALTHCARE OF DECATUR, INC. FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF MAY, A.D. 1986, AT 10 O’CLOCK A.M.

[SEAL]	/s/ Michael Harkins Michael Harkins, Secretary of State

Book 371 Page 40	AUTHENTICATION: 10831205

[6726]	Date: 05/23/1986

726143049

CERTIFICATE OF INCORPORATION
OF
NATIONAL HEALTHCARE OF DECATUR, INC.
* * * * *
     1. The name of the corporation is NATIONAL HEALTHCARE OF DECATUR, INC.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) common and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).
     5A. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
D. A. Hampton	Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

J. A. Grodzicki	Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

S. J. Queppet	Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
     5B. The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
Stephen L. Phelps	444 North Oates Street
Dothan, Alabama 36303
     6. The corporation is to have perpetual existence.
     7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.
     8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.
     9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 23rd day of May, 1986.

D. A. Hampton D. A. Hampton

J. A. Grodzicki J. A. Grodzicki

S. J. Queppet S. J. Queppet
726143049
Book 371 Page 41
RECEIVED FOR RECORD
May 23, 1986

/s/ Michael Harkins Michael Harkins, Secretary of State
Received for Record
May 28, 1986
LEO J. DUGAN, Jr., Recorder